Exhibit 4.23 - Pledge Agreement dated July 24, 2001


                                PLEDGE AGREEMENT


         THIS PLEDGE AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made as of July 24, 2001, by CASTING TECHNOLOGY COMPANY, an Indiana general partnership ("Borrower"), in favor of KEYBANK NATIONAL ASSOCIATION, as collateral agent (together with its successors and assigns, "Collateral Agent"), for the benefit of the Lenders, as hereinafter defined.

         1.       RECITALS.

         AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (together with its successors and assigns, "Borrower"), the financial institutions listed on
Schedule 1 to the Credit Agreement, as hereinafter defined (collectively, "Banks" and, individually, "Bank"), and KEYBANK NATIONAL ASSOCIATION, as agent for the Banks under the Credit Agreement ("Agent"), are parties to the Credit Agreement pursuant to which the Banks will, among other things, grant to Borrower, for the benefit of Borrower, Pledgor and each subsidiary of Borrower, the Loans and Letters of Credit, as defined in the Credit Agreement.

         Each of the Noteholders, as hereinafter defined, has purchased certain notes from Borrower, for the benefit of Borrower and each subsidiary of Borrower, including Pledgor, in accordance with the Note Agreements, as hereinafter defined.

         Each of the Line of Credit Lenders, as hereinafter defined, has made and will continue to make certain advances and other extensions of credit to Borrower, for the benefit of Borrower and each subsidiary of Borrower, including Pledgor, in accordance with the Line of Credit Documents, as hereinafter defined.

         Borrower has requested that the Credit Agreement be amended to revise certain covenants and other provisions applicable to the Companies, as defined in the Credit Agreement.

         Pledgor, a subsidiary of Borrower whose financing is provided by the financial accommodations provided by the Lenders, deems it to be in the direct pecuniary and business interest of Pledgor that Borrower continue to obtain the financial accommodations.

         Pledgor understands that Agent, the Banks and the other Lenders are willing to continue to grant or otherwise continue to make available financial accommodations to Borrower, only upon certain terms and conditions, one of which is that Pledgor grant to Collateral Agent, for the benefit of the Lenders, a security interest in and an assignment of the Collateral, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by any Lender and for other valuable considerations.

     2. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "Administrative Expenses" shall mean (a) any and all reasonable costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys' fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Collateral Agent in any attempt by Collateral Agent to (i) obtain, preserve, perfect or enforce any security interest evidenced by this Agreement, any other Collateral Document or any other Lending Party Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the Collateral or any other collateral securing the Obligations, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or any such Collateral; (b) to the extent not included in subpart (a) hereof, any amounts payable to Collateral Agent pursuant to Section 9A.9 of the Credit Agreement; and (c) all costs liabilities and expenses incidental or related to (a) or (b) hereof, including, without limitation, interest thereupon
(i) prior to the occurrence of a Default Event, after ten (10) days after demand therefor until paid, at the Default Rate, as defined in the Credit Agreement, and (ii) after the occurrence of a Default Event, from the date incurred, imposed or asserted until paid, at the Default Rate.

         "Bank Obligations" shall mean, collectively, (a) the Debt (as defined in the Credit Agreement) and (b) all other Indebtedness or other obligations incurred by any Company to Agent and the Banks pursuant to the Credit Agreement or any other Loan Document, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising.

         "Collateral" shall mean, collectively, the Pledged Securities and each addition, if any, thereto and each substitution, if any, therefor, in whole or in part, the certificates representing the Pledged Securities, and the dividends, cash, instruments and other property distributed in respect of and other proceeds of any of the foregoing.

         "Credit Agreement" shall mean the Credit Agreement executed by and among Borrower, Agent and the Banks and dated as of the 14th day of August, 1997, as amended and as the same may from time to time be further amended, restated or otherwise modified.

         "Default Event " shall mean a Default Event, as defined in the Credit Agreement.

         "Foreign Subsidiary" shall mean a Subsidiary that is organized outside of the United States.

         "Hedge Agreement" shall mean any currency swap or hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by Borrower with Agent or any of the Banks, or any of their respective affiliates, in connection with the Debt.

         "Lender" shall mean any Bank, Noteholder or Line of Credit Lender.

         "Lending Party Documents" shall mean, collectively, the Loan Documents, as defined in the Credit Agreement, the Note Agreements and the Line of Credit Documents.

         "Line of Credit Documents" shall mean the promissory notes and other agreements evidencing or relating to the Line of Credit Obligations.

         "Line of Credit Lender" shall mean (a) each of the financial institutions set forth on Schedule 4 to the Credit Agreement so long as such financial institution (i) is a Bank under this Agreement and (ii) has established an unsecured, discretionary line of credit for Borrower and its Subsidiaries, or (b) is a financial institution that has entered into a Hedge Agreement with Borrower so long as such financial institution is a Bank under this Agreement; provided that, if any such financial institution ceases to be a Bank under the Credit Agreement, then the Line of Credit Obligations owing to such financial institution shall no longer be secured by the Collateral.

         "Line of Credit Obligations" shall mean all Indebtedness or other obligations incurred by Borrower to the Line of Credit Lenders, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising; provided, however, that the principal amount owing to any Line of Credit Lender shall not exceed the amount set forth opposite such Line of Credit Lender's name on Schedule 4 to the Credit Agreement.

         "Note Agreement" shall mean any of (a) the Note Agreement dated as of November 1, 1995, as amended, executed by Borrower in favor of Principal Mutual Life Insurance Company, as Purchaser, with respect to $25,000,000 7.09% Senior Notes Due November 7, 2005, and (b) the Note Agreement dated as of November 1, 1995, as amended, executed by Borrower in favor of Northwestern Mutual Life Insurance Company, as Purchaser, with respect to $25,000,000 7.09% Senior Notes Due November 7, 2005.

         "Noteholder" shall mean Northwestern Mutual Life Insurance Company, and its successors and assigns, or Principal Mutual Life Insurance Company, and its successors and assigns.

         "Noteholders"  shall  mean,  collectively,   Northwestern  Mutual  Life
Insurance Company and Principal Mutual Life Insurance Company, and their respective successors and assigns.

         "Noteholder   Obligations"   shall  mean  all   Indebtedness  or  other
obligations  incurred  by  Borrower  to the  Noteholders  pursuant  to the  Note
Agreements, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising.

         "Obligations" shall mean, collectively, (a) the Bank Obligations, (b) the Noteholder Obligations, (c) the Line of Credit Obligations, and (d) all Administrative Expenses and all other indebtedness or other obligations now owing or hereafter incurred by Borrower or any other Company to Collateral Agent pursuant to this Agreement or any of the Collateral Documents.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

         "Pledged Securities" shall mean, subject to Section 7 hereof, all of the shares of stock or other equity interest of each Subsidiary of Pledgor owned by Pledgor, as listed on Exhibit A hereto, and all additional shares of stock or other equity interest of each Subsidiary of Pledgor owned by Pledgor from time to time or acquired by Pledgor in any manner; provided that Pledgor shall not be required to pledge more than sixty-five percent (65%) of the shares of stock or other equity interest of any Foreign Subsidiary.

Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement. Unless otherwise defined in this Section 1, terms that are defined in Chapter 1308 or 1309 of the Ohio Revised Code, as in effect from time to time, are used herein as so defined.

         3. SECURITY INTEREST. Pledgor hereby grants to Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral as security for the Obligations. For the better protection of Collateral Agent and the Lenders hereunder, Pledgor has executed appropriate transfer powers, in the form of Exhibit B hereto, with respect to the Pledged Securities and, concurrently herewith, is depositing the Pledged Securities and the aforesaid transfer powers with Collateral Agent for the benefit of the Lenders. Pledgor authorizes Collateral Agent, at any time after the occurrence of a Default Event, to transfer the Pledged Securities into the name of Collateral Agent or Collateral Agent's nominee, but Collateral Agent shall be under no duty to do so.

     4.  PLEDGOR'S  REPRESENTATIONS  AND  WARRANTIES.   Pledgor  represents  and
warrants to Collateral Agent and the Lenders as follows:

         4.1. Pledgor is the legal record and beneficial owner of, and has good and marketable title to, the Pledged Securities, and the Pledged Securities are not subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option, warrant, or other encumbrance whatsoever, nor to any agreement purporting to grant to any third party a security interest in the property or assets of Pledgor that would include such Pledged Securities, except the security interest created by this Agreement or otherwise securing only Collateral Agent and the Lenders.

     4.2. All of the Pledged Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

     4.3. Pledgor has full power, authority and legal right to grant a security interest in all of the Pledged Securities pursuant to the terms of this Agreement.

         4.4. No consent, license, permit, approval or authorization, filing or declaration with any governmental authority, domestic or foreign, and no consent of any other party is required to be obtained by Pledgor in connection with the pledge of the Pledged Securities hereunder as of the effective date as described in Section 2.9(b) of the Credit Agreement (the "Pledge Effective Date"), that has not been obtained or made, and is not in full force and effect.

         4.5. The pledge, assignment and delivery of the Pledged Securities hereunder creates, when the Pledged Securities have been delivered to Collateral Agent, or, with respect to the Pledged Securities of a Foreign Subsidiary, registration of such interest, if appropriate, a valid first lien on, and a first perfected security interest in, the Pledged Securities and the proceeds thereof, effective as of the Pledge Effective Date.

         4.6. The Pledged Securities constitute (a) one hundred percent (100%) of the shares of stock or other equity interest of each Subsidiary other than a Foreign Subsidiary and (b) sixty-five percent (65%) of the shares of stock or other equity interest of each Foreign Subsidiary (one hundred percent (100%) if there would be no adverse tax consequence).

     4.7. Pledgor fully anticipates that the Obligations will be repaid without the necessity of selling the Pledged Securities.

         4.8. Pledgor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Pledgor has incurred to Collateral Agent and the Lenders. Pledgor is not insolvent, as defined in any applicable state or federal statute, nor will Pledgor be rendered insolvent by the execution and delivery of this Agreement to Collateral Agent for the benefit of the Lenders. Pledgor is not engaged or about to engage in any business or transaction for which the assets retained by Pledgor are or will be an unreasonably small amount of capital, taking into consideration the obligations to Collateral Agent and the Lenders incurred hereunder. Pledgor does not intend to incur debts beyond Pledgor's ability to pay them as they mature.

         4.9. If the Pledged Securities are "restricted" within the meaning of Rule 144, or any amendment thereof, promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel for Collateral Agent, Pledgor further represents and warrants that (a) Pledgor has been the beneficial owner of the Pledged Securities for a period of at least two (2) years prior to the date hereof, (b) the full purchase price or other consideration for the Pledged Securities has been paid or given at least two (2) years prior to the date hereof, and (c) Pledgor does not have a short position in or any put or other option to dispose of any securities of the same class as the Pledged Securities or any other securities convertible into securities of such class.

         5.  SALE OF  COLLATERAL.  If a Default  Event  shall  occur  hereunder,
Collateral Agent, acting at the direction of the Required Lenders, may, in Collateral Agent's discretion and upon such terms and in such manner as Collateral Agent shall deem advisable, sell, assign, transfer and deliver the Collateral, or any part thereof, and, in each case, Collateral Agent shall apply the net proceeds of the sale thereof to the Obligations, in accordance with the terms and conditions of the Credit Agreement, whether or not due. No prior notice need be given to Pledgor or any other Person in the case of any sale of Collateral that Collateral Agent, in good faith, determines to be declining speedily in value or that is customarily sold at any securities exchange or in the over-the-counter market or in any other recognized market; but, in any other case, Collateral Agent shall give Pledgor not fewer than five (5) Business Days' prior notice of either the date after which any intended private sale may be made or the time and place of any intended public sale. Pledgor waives advertisement of sale and, except to the extent required by the preceding sentence, waives notice of any kind in respect of any sale. At any public sale, Collateral Agent or any of the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, which rights are hereby waived and released.

         6. TERM OF AGREEMENT. Irrespective of any action, omission or course of dealing whatever by Collateral Agent or the Lenders, this Agreement shall remain in full force and effect until terminated in accordance with Section 16 hereof. Without limiting the generality of the foregoing, Pledgor agrees that neither Collateral Agent nor any Lender shall have any duty to make any presentment or collection, or to preserve any right of any kind, with reference to the Collateral.

         7. FOREIGN SUBSIDIARIES. Notwithstanding anything in this Agreement or elsewhere to the contrary, (a) Pledgor shall not be required to pledge more than sixty-five percent (65%) of the shares of stock or other equity interest of any Foreign Subsidiary, and (b) no Foreign Subsidiary shall be required to pledge the stock or other equity interest of any other Foreign Subsidiary if there would be any adverse tax consequences resulting therefrom.

         8.       ADDITIONAL COVENANTS OF PLEDGOR.

         8.1. Pledgor covenants and agrees to defend the right, title and security interest of Collateral Agent and the Lenders in and to the Pledged Securities and the proceeds thereof, and to maintain and preserve the lien and security interest provided for by this Agreement against the claim and demands of all Persons, so long as this Agreement shall remain in effect.

         8.2. Pledgor covenants and agrees not to sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Securities, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement and any security agreement securing only Collateral Agent and the Lenders.

         8.3. Pledgor covenants and agrees (a) to cooperate, in good faith, with Collateral Agent and the Lenders and to do or cause to be done all such other acts as may be necessary to enforce the rights of Collateral Agent and the Lenders under this Agreement, (b) not to take any action, or to fail to take any action that would be adverse to the interest of Collateral Agent and the Lenders in the Collateral and hereunder, and (c) to make any sale or sales of any portion or all of the Pledged Securities valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales at Pledgor's expense.

     9. PLEDGOR'S RIGHT. As long as no Default Event shall have occurred, Pledgor shall be entitled from time to time to vote and give consents with respect to the Pledged Securities or any part thereof.

         10. ATTORNEY-IN-FACT. Pledgor hereby authorizes and empowers Collateral Agent, on behalf of the Lenders, to make, constitute and appoint any officer or agent of Collateral Agent as Collateral Agent may select, in its exclusive discretion, as Pledgor's true and lawful attorney-in-fact, with the power to endorse Pledgor's name on all applications, documents, papers and instruments necessary for Collateral Agent to take actions with respect to the Collateral after the occurrence of a Default Event, including, without limitation, actions necessary for Collateral Agent to assign, pledge, convey or otherwise transfer title in or dispose of the Collateral to any Person. Pledgor ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable for the life of this Agreement.

         11. COSTS AND EXPENSES. If Pledgor fails to comply with any of its obligations hereunder, Collateral Agent may do so in Pledgor's name or in Collateral Agent's name, but at Pledgor's expense, and Pledgor hereby agrees to reimburse Collateral Agent and the Lenders in full for all expenses, including reasonable attorneys' fees, incurred by Collateral Agent and the Lenders in protecting, defending and maintaining the Collateral. Without limiting the foregoing, any and all reasonable fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys' fees and expenses incurred in connection with the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, maintenance fees, encumbrances or otherwise protecting, maintaining or preserving the Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to the Collateral, shall be borne and paid by Pledgor on demand by Collateral Agent.

         12. NOTICE. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Pledgor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Collateral Agent, mailed or delivered to it, addressed to it at the address specified below, or if to any Lender, mailed or delivered to it, addressed to the address of such Lender specified in the appropriate Lending Party Documents. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Pledgor to Collateral Agent or any Lender pursuant to any of the provisions hereof shall not be effective until received by Collateral Agent or such Lender. All notices to Collateral Agent shall be sent to: KeyBank National Association, as collateral agent, 127 Public Square, Cleveland, Ohio 44114, Attention: Large Corporate Banking (or such other address as Collateral Agent shall specify in writing).

         13. INTERPRETATION. Each right, power or privilege specified or referred to in this Agreement is in addition to any other rights, powers and privileges that Collateral Agent or the Lenders may have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Collateral Agent and the Lenders shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each right, power or privilege may be exercised by Collateral Agent and the Lenders either independently or concurrently with other rights, powers and privileges and as often and in such order as Collateral Agent and the Lenders may deem expedient. No waiver or consent granted by Collateral Agent and the Lenders in respect of this Agreement shall be binding upon Collateral Agent or the Lenders unless specifically granted in writing, which writing shall be strictly construed.

     14. ASSIGNMENT AND SUCCESSORS. This Agreement shall not be assigned by Pledgor without the prior written consent of Collateral Agent and the Lenders. This Agreement shall bind the successors and permitted assigns of Pledgor and shall benefit the respective successors and assigns of Collateral Agent and the Lenders.

     15. SEVERABILITY. If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         16. TERMINATION. At such time as the Obligations have been irrevocably paid in full, the Commitment, as defined in the Credit Agreement, terminated, and the Credit Agreement terminated and not replaced by any other credit facility with Collateral Agent and the Lenders, this Agreement shall terminate and, upon request of Pledgor, Collateral Agent shall promptly execute and deliver to Pledgor all deeds, assignments, and other instruments as may be necessary or proper to release Collateral Agent's security interest in and assignment of the Collateral and to re-vest in Pledgor full title to the Collateral, subject to any disposition thereof that may have been made by Collateral Agent pursuant hereto.

         17. GOVERNING LAW; SUBMISSION TO JURISDICTION. The provisions of this Agreement and the respective rights and duties of Pledgor, Collateral Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Pledgor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Pledgor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Pledgor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         18. MAXIMUM LIABILITY OF PLEDGOR. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount of the Obligations secured by this Agreement exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Pledgor from other affiliates of Borrower) would not render the rights to payment of Agent and the Banks hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

                  [Remainder of page intentionally left blank.]

19. JURY TRIAL WAIVER. PLEDGOR, COLLATERAL AGENT, AGENT AND THE LENDERS
WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG PLEDGOR, COLLATERAL AGENT, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         Executed and delivered at  Dayton   , Ohio.


                                          CASTING TECHNOLOGY COMPANY

Address: 9887 Washington Village Drive    By: Amcast Casting Technologies, Inc.,
         Dayton, Ohio 45459                     General Partner
         Attention:  Michael Higgins
                                                By:   /s/ Michael Higgins
                                                Name:     Michael Higgins
                                                Title:    Treasurer

                                    EXHIBIT A

                               PLEDGED SECURITIES

Name of Subsidiary          Number of Shares                 Certificate Number

                                    EXHIBIT B

                                     FORM OF
                              STOCK TRANSFER POWER


         FOR VALUE  RECEIVED,                                      hereby sells,
assigns  and  transfers  unto                       (         )  Shares  of  the
                                       Capital              Stock             of
standing in                                  name on the
books of said general  partnership and represented by Certificate No.
herewith    and    does    hereby    irrevocably    constitute    and    appoint
                                attorney to transfer the said stock on the books
of the within named general partnership with full power of substitution in the premises.


                                       CASTING TECHNOLOGY COMPANY

                                       By:  Amcast Casting Technologies, Inc.,
                                               General Partner

Dated:                                 By:

                                       Name:

                                       Title: